Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
Cray Inc. Receives Notice of Potential Delisting from Nasdaq Due To
Form 10-K Filing Delay
Company Has Requested a Hearing and Common Stock Listing Continues Pending Hearing
Outcome
SEATTLE, April 10, 2005 — Cray Inc. (Nasdaq: CRAY) today announced that it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market on April 7, 2006 stating that the Company was not in compliance with the requirements of Nasdaq Marketplace Rule 4310(c)(14), due to Cray’s failure to file its annual report on Form 10-K for the fiscal year ended December 31, 2005, on a timely basis.
Cray has requested a hearing before a NASDAQ Listing Qualifications Panel to seek continued listing on The Nasdaq National Market until the Company files its Form 10-K for the fiscal year 2005.
On March 31, 2006, Cray announced that it would delay the filing of its 2005 Form 10-K pending the completion of a review of a non-cash item in 2004 of $3.3 million that could result in an adjustment to its 2004 financial statements. The Company currently does not have an anticipated date of filing for the annual report, but continues to work as expeditiously as possible with the external auditors to complete the review.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above, including the timing and results of the ongoing review of the potential adjustment to the 2004 financial statements and the results of the requested Nasdaq hearing and Cray’s ability to comply with applicable Nasdaq requirements. For a discussion of other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark of Cray Inc.